Exhibit 5.1

August 30, 2021

Waitr Holdings Inc.

214 Jefferson Street, Suite 200

Lafayette, LA 70501

Waitr Holdings Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333- 230721) (the “Registration Statement”) and the Prospectus Supplement, dated August 30, 2021 (the “Prospectus Supplement”), to the Prospectus, dated April 26, 2019, of Waitr Holdings Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $30,000,000. The Shares are proposed to be offered, issued and sold from time to time pursuant to the Second Amended and Restated Open Market Sale Agreement, dated August 30, 2021 (the “Open Market Sale Agreement”), between the Company and Jefferies LLC, as sales agent (the “Sales Agent”).

As used herein, the following terms shall have the following meanings: The term “DGCL” means the General Corporation Law of the State of Delaware, as in effect on the date hereof. The term “Securities Act” means the Securities Act of 1933, as amended.

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Open Market Sale Agreement, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, and officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and the representations and warranties contained in or made pursuant to the Open Market Sale Agreement and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us

Waitr Holdings Inc.	August 30, 2021

that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) that, upon the issuance of the Shares, the Shares will be uncertificated and that the statements required by Section 151(f) of the DGCL will be furnished in accordance with the DGCL and (vi) that, upon the issuance of the Shares, such issuance will be duly recorded in the stock ledger of the Company.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, that when (A) the number of Shares to be offered, issued and sold by the Company from time to time and the respective purchase prices, Sales Agent’s discounts or commissions, and times and dates of offering, issuance and sale, and the offering, issuance and sale thereof, have been duly authorized and approved by duly authorized officers of the Company, acting together if so required, all as provided in, and in compliance with the parameters, limitations and other terms set forth in resolutions duly adopted by the Company’s Board of Directors or any duly authorized committees thereof, and agreed upon by the Company, the Sales Agent and the purchasers thereof and (B) such Shares are duly issued and delivered by the Company in accordance with the Open Market Sale Agreement against receipt by the Company of the agreed upon purchase price therefor, such Shares will be validly issued, fully paid and non-assessable under the DGCL.

In rendering the opinion set forth in the immediately preceding paragraph, we have assumed that the net proceeds received by the Company (after deduction of discounts and commissions) for each Share issued or sold pursuant to the Open Market Sale Agreement will equal or exceed the par value thereof and that, at the time of any issuance of Shares pursuant to the Open Market Sale Agreement, the number of such Shares will not exceed the number of authorized and unissued shares of Common Stock that have not been reserved for issuance for other purposes.

We express no opinion as to the laws of any jurisdiction other than the DGCL, as in effect on the date hereof, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 30, 2021, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

2